EXHIBIT 99.1

FDA Recommends Sperm Endpoints as Key Parameters for Assessment of Androxal(R) Versus Approved Topical Gel

  Co-primary endpoints of better maintenance of normal sperm concentration and smaller decline in sperm concentration, both compared to topical gel
  Company believes the timelines for study completions and NDA submission unaffected

THE WOODLANDS, Texas, April 30, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today announced that it has received guidance from the Food and Drug Administration (FDA) regarding primary endpoints for the two studies, ZA-304 and ZA-305, that Repros is currently conducting of Androxal® against a leading approved testosterone gel. The FDA stated that sperm concentration reductions should take into consideration recognized thresholds for fertility treatments, and also that the clinical significance of the degree of sperm concentration decline between the beginning and end of the treatment period is important, as it may represent an adverse effect on fertility, even if sperm concentration stays in the normal range. To address these issues, the FDA recommended, "Show that the enclomiphene-treated men are significantly more likely to maintain normal sperm concentrations compared to those treated with your testosterone active control. Also show that the enclomiphene-treated men have a significantly smaller decline in total sperm concentrations as compared to your testosterone active control. This approach would involve a co-primary efficacy endpoint. Both components of the co-primary efficacy endpoint should show statistically significant and clinically relevant differences (you will need to justify the clinical relevance of the observed differences). Other important endpoints should include other semen parameters, testosterone concentrations and comparisons between your product and placebo and between testosterone and placebo. If there are no meaningful differences between your product and testosterone or between testosterone and placebo, we will question the utility of your product."

The FDA further stated that, rather than a cutpoint of 15 million sperm/mL, a 10 million sperm/mL, which is recognized as the threshold for needing invitro fertilization, and a 20 million sperm/mL, which is recognized as the threshold for needing intrauterine insemination in infertile couples, might be more clinically relevant cutpoints for defining low sperm counts and thresholds below which an absolute negative effect on spermatogenesis could be substantiated. While the FDA strongly recommended in its guidance that the Company resubmit the revised protocols before initiating the trials, the Company instead has substantially enrolled the trials and plans to continue to engage the FDA, during the conduct of the trials and before unblinding the data, in discussion of the specifics of the spermatogenesis endpoints in order to meet FDA expectations. The Company notes that men enrolled into the study are clearly hypogonadal and fertile as determined by central laboratory assessments.   These criteria have been consistently referenced in FDA correspondence.  Furthermore, the Company believes, based on its experience with Androxal® and exogenous testosterone products, that the studies are well powered to meet any permutation of the comparative sperm endpoints outlined in the FDA guidance.

The primary endpoint and statistical analysis plan outlined for studies ZA-304 and ZA-305, described below, are being modified to comply with the FDA suggestions. The Company believes that it remains on track for the submission of an NDA for Androxal® by the end of 2014.

About ZA-304 and ZA-305

Each study is designed to enroll 120 men, 40 each into three parallel arms: Androxal, approved topical gel and placebo. All three arms will be blinded and "double dummied," meaning men will receive both an active dose and a placebo mimicking the other active. Men on placebo will receive two placebos, one for each active. The studies will be of 17 week duration, 16 weeks dosing and 1 week follow-up.

Men (≤60 years of age) enrolled in the studies must exhibit sperm counts in the normal range at baseline (>15 million/mL) on two separate days separated by at least two days. Men also must exhibit morning testosterones of <300 ng/dL on two separate assessments to be eligible to enter each study.

The co-primary endpoints of the studies are being modified to compare the semen concentration outcome of subjects treated with Androxal to those treated with the topical gel. One endpoint will compare the proportion of subjects whose semen concentrations are below normal after 16 weeks of treatment and the second will compare the percentage change from baseline in semen concentration after 16 weeks of treatment. Based on results from previous Repros studies, the Company believes the two trials are well powered (greater than 80% power, alpha=0.05) to meet these two endpoints.

A variety of different efficacy and safety comparisons will also be made. These include excursions of testosterone outside of the normal range as well as impact on testosterone levels after study drug is stopped. Safety assessments will include impact on hematocrit, an important cardiovascular safety marker.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof, the impact of the studies on the Androxal® label and the commercial potential of Androxal® and the timing of the Company's expected filing of an NDA for Androxal®. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com